Exhibit 99.1

At the Company:	On the Web:
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060
Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

For immediate release

Forest City to Offer Senior Notes

CLEVELAND, Ohio – June 27, 2012 – Forest City Enterprises, Inc. today announced its intention to offer, subject to market and other conditions, 7.375 percent Senior Notes Due 2034 (NYSE: FCY) (the “Notes”).

The Notes are being offered as additional notes under an indenture pursuant to which the company issued $100 million aggregate principal amount of 7.375 percent Senior Notes Due 2034 on February 10, 2004. The Notes being offered and those previously issued will be treated as a single series of debt securities under the indenture. The terms of the Notes, other than their issue date and public offering price, will be identical to the previously issued notes and will trade interchangeably with the previously issued notes. The Notes may be redeemed by Forest City at any time at a redemption price equal to the principal amount plus any accrued and unpaid interest. The Notes will be general senior unsecured obligations of Forest City Enterprises, Inc.

Forest City expects to grant the underwriters a 30-day option to purchase additional Notes to cover overallotments.

Forest City intends to use the net proceeds from this offering to redeem a portion of its outstanding 7.625 percent Senior Notes Due June 1, 2015. Pending application of the net proceeds, the net proceeds will be held in an escrow account and invested in short-term, investment grade, interest-bearing securities.

Forest City understands that, upon commencement of the offering, trading of the Notes (NYSE:FCY) will be halted on the NYSE. The common stock of Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) will continue to trade on the NYSE.

The Notes will be offered and sold under Forest City’s shelf registration statement filed with the Securities and Exchange Commission (SEC) on December 9, 2011, which was effective upon filing. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Printed copies of the prospectus supplement relating to this offering, when available, and the accompanying prospectus may also be obtained by requesting copies from Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Barclays Capital Inc. by calling Morgan Stanley & Co. LLC toll free at 1-866-718-1649, calling Merrill Lynch, Pierce,

Fenner & Smith Incorporated toll free at 1-800-294-1322, or calling Barclays Capital Inc. toll free at 1-888-603-5847.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Corporate Description

Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.5 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.

Safe Harbor Language

Statements made in this press release regarding the proposed issuance of Notes are forward-looking statements. The Company may be unable to issue any Notes or may determine to offer and sell debt securities with different terms from the Notes. Risks and other factors that could cause the offering not to be completed or to be completed with different terms, include market conditions changes in the level and volatility of interest rates, a credit rating downgrades, and volatility in the market price of the Company’s publicly traded securities, as well as other risks listed from time to time in the Company’s filings with the SEC, including but not limited to, the Company’s annual and quarterly reports.